Mosaic Funds
1655 Ft. Myer Drive
Arlington, Virginia 22209
703-528-3600


May 1, 1998

Mosaic Government Money Market Trust
Mosaic Equity Trust
Mosaic Income Trust
Mosaic Tax-Free Trust
Mosaic Focus Fund Trust
1655 Ft. Myer Drive, Suite 1000
Arlington, Virginia  22209-3108

	RE:  Name Change

Dear Sir/Madam:

This is to confirm that effective today, Bankers Finance Advisors, LLC formally changed its name to Madison Mosaic, LLC. Other than its name, no other matters affecting our various relationships with you have changed. This letter will confirm that any reference to Bankers Finance Advisors, LLC in any agreement with you shall refer to Madison Mosaic, LLC after April 30, 1998.

Very truly yours,

(signature)

Julia M. Nelson
Vice President
Madison Mosaic, LLC

Services Agreement

This Agreement is made by and between Bankers Finance
Advisors, LLC, a Wisconsin limited liability company having its principal place of business in Arlington, Virginia ("BFA"), and GIT Tax-Free Trust, a Massachusetts business trust created pursuant to a Declaration of Trust filed with the Clerk of the City of Boston, Massachusetts (the "Trust").

The parties hereto, intending so to be legally bound, agree with each other as follows:

1. Provision of Services. BFA hereby undertakes to provide the Trust with such operational support services as it may require in the conduct of its business, to extent which BFA
(or any other person), acting as the Trust's investment adviser, has not undertaken to provide such services. Such services may include the functions of shareholder servicing agent and transfer agent, bookkeeping and portfolio accounting services, the handling of telephone inquires, cash withdrawals and other customer service functions
(including processing and monitoring wire transfers), and providing to the Trust appropriate supplies, equipment and ancillary services necessary to the conduct of its affairs.
Such services may also include providing or arranging for and making reimbursable expenditures with respect to any activities intended to be financed by the Trust pursuant to its Plan of Distribution. The Trust hereby engages BFA to provide it with such services.

2. Scope of Authority. BFA shall be at all times, in the performance of its functions hereunder, subject to any direction and control of the Trustees of the Trust and of its officers, and to the terms of its Declaration of Trust and By-Laws, except only that it shall have no obligation to provide to the Trust any services that are clearly outside the scope of those contemplated in this Agreement. In the performance of its duties hereunder, BFA shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable. It may contract with other persons to provide to the Trust any of the services contemplated herein under such terms as it deems reasonable and shall have the authority to direct the activities of such other persons in the manner it deems appropriate.

3. Other Activities of BFA. BFA and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others services similar to those to be rendered to the Trust hereunder; and BFA or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or Trustee thereof if properly elected, or to enter into any other relationship with the Trust approved by the Trustee and in accordance with law.

BFA agrees that it will not deal with the Trust in any transaction in which BFA acts as a principal, except to the extent as may be permitted by the terms of this Agreement.
The records BFA maintains on behalf of the Trust are the sole property of the Trust and will be surrendered promptly to the Trust upon its request pursuant to Rule 31a-3 of the Investment Company Act of 1940.

4. Compensation to BFA. BFA shall have no responsibility hereunder to bear at its own expense any costs or expenses of the Trust. The Trust shall pay to BFA a fee per annum for all services provided to the Trust hereunder (including, by way of example and not limitation, transfer agency and shareholder service, portfolio and shareholder accounting, registration fees, audit and legal expenses). Such fee shall be calculated daily, based on the ending daily net assets of the applicable series of the Trust. Such fee shall be payable monthly as of the last day of the month and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-hundred sixty-sixth (1/366), of the annual fee. Such fee is set forth below determined according to the level of net assets of the applicable series of the Trust. This fee may not be raised without approval by the Trust. BFA may lower this fee at any time, which lower fee must be ratified by the Trust. Once lowered, BFA may not raise the fee without approval by the Trust. Nothing herein prevents BFA from waiving any or all of this fee at any time.

Series                             Fee in Basis Points

Money Market                              36
National                                  44
Arizona                                   49
Maryland                                  51
Missouri                                  47
Virginia                                  39

5. Relationship to Investment Adviser. It is understood by the parties hereto that concurrently with the execution of this Agreement, the Trust has entered into an Investment
Advisory Agreement with Bankers Finance Advisors, LLC, in its separate capacity as the investment adviser to the Trust (the "Adviser") pursuant to which the Adviser will provide management services to the Trust and administer its affairs. BFA has entered into this Agreement to perform certain services at its cost in consideration of the Trust's employment of it as the Adviser as aforesaid.
If at any time the Adviser ceases to act as investment adviser to the Trust under terms substantially those of the Investment Advisory Agreement or if at any time the Adviser ceases to be a subsidiary owned at least 50% (in terms of voting rights) under common control with BFA, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period BFA gives written notice to the Trust that it waives such termination. The Trust specifically acknowledges and accepts the relationship between separate capacities of BFA hereunder and as the Adviser.

6. Limitation of BFA's Liability. BFA shall not be liable for any loss incurred in connection with any of its services hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority of discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.

7. Force Majeure. It is specifically agreed by the parties that if BFA is delayed in the performance of any of the services to be performed by it hereunder or prevented entirely or in part from performing such services due to causes or events beyond its control, then such delay or non-performance may either be excused and the reasonable time for performance thereby extended as necessary, or if such delay or non-performance continues for 30 days then the Trust may cancel this Agreement immediately thereafter or at any time prior to the cessation of delay or resumption of performance by BFA; but BFA shall not otherwise be liable for and the Trust shall otherwise hold it harmless from any such delay or non-performance. "Causes or events beyond control" shall include, without limitation, the following:
Acts of God; interruption of power or other utility, transportation or communications services; malfunction of computer equipment; acts of civil or military authority; sabotage national emergencies, war, explosion, flood, accident, earthquake, fire, or other catastrophe; strike or other labor problem; shortage of suitable parts, material, labor or transportation; or present or future law, governmental order, rule, regulations or official policy.

8. Limitation of Trust's Liability. BFA acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. BFA agrees that the Trust's obligations hereunder in any case shall be limited to the Trust and to its assets and that BFA shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

9. Term of Agreement. This Agreement shall continue in effect for two years from the date of its execution; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or a majority vote of the outstanding securities of each series and class of the Trust's shares with respect to which it is to continue in effect, and in either case by either case by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.

10. Termination by Notice. Notwithstanding any provision of this Agreement, it may be terminated at any time without penalty, by the Trustees of the Trust or, with respect to any series or class of the Trust's shares, by the vote of the majority of the outstanding voting securities of such series or class, or by BFA, upon thirty days written notice to the other party.

11. Termination upon Assignment. This Agreement may not be assigned by BFA and shall automatically terminate upon any such assignment; except that BFA may assign or transfer its interest herein to a wholly-owned subsidiary of BFA, or to another entity operated substantially under common control with BFA, provided BFA represents to the Trust that substantial continuity of management, personnel and services previously available to the Trust will be maintained following such assignment or transfer and that the Trustees of the Trust (including a majority of the Trustees who are not interested persons of the Trust) accept such representation. Nothing herein shall limit the right of BFA to obtain goods and services from other persons as described in Section 2 above.

12. Use of Terms. The terms "affiliated person," "interested persons," "assignment," and "majority of the outstanding voting securities," as used herein, shall have the same meanings as in the Investment Company Act of 1940 and any applicable regulations thereunder. In Witness Whereof, the parties have caused this Agreement to be signed in their behalf by their respective officers duly authorized and their respective seals to affixed hereto, this 31 day of July, 1996.


Bankers Finance Advisors, LLC


By: (signature) Katherine L. Frank
       Its President/Manager

GIT Tax-Free Trust


By (signature) Thomas S. Kleppe
      Trustee


By (signature) James Imhoff, Jr.
      Trustee


By (signature) Lorence Wheeler
      Trustee


By (signature) Frank E. Burgess
      Trustee